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                                                                     Exhibit 3.1

          CERTIFICATE OF DESIGNATION, PREFERENCE AND RIGHTS OF SERIES B
                      PREFERRED STOCK OF IA CORPORATION I

         We, Kevin D. Moran and Leslie J. Alvarez, being the President and the Secretary, respectively, of IA Corporation I, a corporation organized and existing under the laws of Delaware (the "Corporation"), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation and Section 151 of the Corporation Law of Delaware, the Board of Directors, at a meeting duly called and held on July 29, 1999, adopted the following resolution providing for the issuance of a series of Preferred Stock:

         RESOLVED that, pursuant to authority vested in the Board of Directors by Article IV of the Amended and Restated Certificate of Incorporation of this Corporation, a series of Preferred Stock is hereby established, the distinctive designation of which shall be "Series B Preferred Stock" (such series being hereinafter called "Series B"), and the preferences and relative, participating, optional or other special rights of Series B, and the qualifications, limitations or restrictions thereof (in addition to the relative powers, preferences and rights, and qualifications, limitations or restrictions thereof, set forth in Article IV of the Amended and Restated Certificate of Incorporation of the Corporation which are applicable to shares of Preferred Stock of all series) shall be as follows:

         1. Number of Shares. The number of shares which shall constitute Series
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B shall be Four Hundred (400) which number of shares may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors.

         2. Dividends.
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            (a) Dividend Preference. The holders of outstanding shares of Series
B shall be entitled to receive dividends, out of any assets at the time legally available therefor, prior in preference to any declaration or payment of any dividend on the Common Stock of the Corporation (the "Common Stock") at the rate of $700.00 per share per annum on each outstanding share of Series B (as appropriately adjusted for any subsequent stock splits, stock dividends, combinations reclassifications and the like), when, as and if declared by the Board of Directors of the Corporation. Such dividends shall be cumulative and are payable semi-annually in cash or, at the option of the Corporation, in kind in shares of the Corporation's Class B Common Stock (the "Class B Common") (as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications and the like) on the last day of June and December, commencing December 31, 1999; provided, however, that the Corporation shall not, without prior stockholder approval, pay such dividends in kind if the aggregate number of shares of Class B Common paid as a dividend is exchangeable into twenty (20) percent or more of the Common Stock or voting power of the Corporation outstanding immediately before the closing date of the Series B Preferred Stock Purchase Agreement (the "Closing Date"). If the Corporation pays a dividend in shares, the semi-annual dividend on each outstanding share of Series B (as appropriately adjusted for any subsequent stock splits, stock dividends, reclassifications and the like) will be that number of fully paid and


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nonassessable shares of the Class B Common that is equal to $350.00 divided by the then effective Dividend Conversion Price. The Dividend Conversion Price shall be equal to the average closing price of the Common Stock (the "Common Stock") over the ten (10) trading days prior to the dividend payment date.

            (b) Fractional Shares. No fractional shares of Class B Common shall issued upon payment of a dividend in kind. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Dividend Conversion Price.

        3.  Liquidation Rights. In the event of any liquidation, dissolution, or
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winding up of the Corporation (or the deemed occurrence of such event pursuant to subsection 3(d) below), either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

            (a) Amount of Liquidation Preference. The holders of Series B shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the Liquidation Preference (as defined herein) specified for each share of Series B then held by them and, in addition, an amount equal to all cumulated and declared but unpaid dividends on the Series B. The "Liquidation Preference" shall mean an amount per share equal to the sum of (i) the Ten Thousand Dollars ($10,000) per share (the "Original Issue Price") for each outstanding share of Series B (as appropriately adjusted for any stock splits, stock dividends, combinations, reclassifications or the like) and (ii) any cumulated and declared but unpaid dividends on such share.

        If the assets and funds thus available for distribution among the holders of the Series B shall be insufficient to permit the payment to such holders of their full aforesaid preferential amount, then the entire amount of the assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B in proportion to the aggregate Liquidation Preference for the shares of such Series B owned by such holder.

            (b) Distribution after Payment of Liquidation Preference. After payment has been made to the holders of the Series B of the full preferential amount set forth in Section 3(a) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Class B Common and the Common Stock.

            (c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Series B shall not be entitled to be converted into shares of Class B Common or Common Stock in order to participate in any distribution, or series of distributions, as shares of Class B Common or Common Stock, without first foregoing participation in the distribution, or series of distributions, as shares of Series B pursuant to paragraph (a) above.

            (d) Deemed Liquidation. For purposes of this Section 3, a merger or consolidation of the Corporation with or into any other corporation or corporations, unless the stockholders of the Corporation immediately prior to any such transaction are holders of a majority

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of the voting power of the surviving corporation or acquiring corporation or such corporation's parent immediately thereafter (and for purposes of this calculation equity securities which any stockholder of the Corporation owned immediately prior to such merger or consolidation as a stockholder of another party to the transaction shall be disregarded), or a sale or other transfer of all or substantially all of the assets of the Corporation (or any series of related transactions resulting in the sale or other transfer of all or substantially all of the assets of the Corporation), shall be treated as a liquidation, dissolution or winding up.

         (e) Non-Cash Distribution. Whenever the distribution provided for in this Section 3 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

             (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                  (1) If traded on a securities exchange or through the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                  (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                  (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of Series B.

             (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i)(1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by the Board of Directors and the holders of at least a majority of the voting power of all then outstanding shares of such Series B.

        4. Conversion. The holders of Series B shall have conversion rights as
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follows (the "Conversion Rights"):

         (a) Right to Convert. Each share of Series B shall be convertible, at the option of the holder thereof, at any time at the office of the Corporation, into that number of fully paid and nonassessable shares of the Class B Common that is equal to Original Issue Price divided by the then effective Conversion Price. The initial Conversion Price per share of the Series B shall be $1.9125. The number of shares of the Class B Common into which each share of Series B may be converted is hereinafter referred to as the "Conversion Rate" for such series. Upon any decrease or increase in the Conversion Price or the Conversion Rate for the Series B as described in this Section 4, the

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corresponding Conversion Rate or Conversion Price, as the case may be, shall be appropriately increased or decreased. Cumulative dividends shall be cancelled upon conversion of the Series B.

         (b) Automatic Conversion. Each share of Series B outstanding five years from the Closing Date shall automatically be converted into that number of fully paid and nonassessable shares of Class B Common that is equal to the then effective Conversion Rate for such share.

         (c) Mechanics of Conversion. No fractional shares of Class B Common shall be issued upon conversion of the Series B. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series B shall be entitled to convert the same into full shares of Class B Common, and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph 4(b) above, the outstanding shares of Series B shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class B Common issuable upon such automatic conversion unless either the certificates evidencing such shares of Series B are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

         The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series B, a certificate or certificates for the number of shares of Class B Common to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Class B Common, plus any declared and unpaid dividends on the converted Series B. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B to be converted, and the person or persons entitled to receive the shares of Class B Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common on such date; provided, however, that if the conversion is in connection with any liquidation, dissolution or winding up of the Corporation (or deemed occurrence of such event pursuant to subsection 3(d) above) (a "Liquidation Event"), the conversion may, at the option of any holder tendering Series B for conversion, be conditioned upon the consummation of the Liquidation Event, in which event the person(s) entitled to receive the Class B Common issuable upon such conversion of the Series B shall not be deemed to have converted such Series B until immediately prior to the consummation of the Liquidation Event.

         (d) Adjustments to Conversion Prices. The Conversion Price of the Series B shall be subject to adjustment from time to time as follows:

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             (i)  Adjustments for Subdivisions, Combinations or Consolidation of
Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise), into a greater number of shares of Common Stock, the Conversion Price for the Series B then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for the Series B then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

             (ii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B shall receive upon conversion thereof, in addition to the number of shares of Class B Common receivable thereupon, the amount of securities of the Company which they would have received had their Series B been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Subparagraph 4(d) with respect to the rights of the holders of the Series B.

             (iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series B and subsequent exchange of the Class B Common for Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B immediately before that change.

             (iv) Reorganization, Mergers, Consolidations, or Sales of Assets. Subject to Section 3 hereof, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Section 4) or a merger or consolidation of this Corporation with or into another corporation, or the sale of all or substantially all of this Corporation's properties and assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series B shall thereafter be entitled to receive upon conversion of the Series B held by them, the number of shares of stock or other securities or property of this Corporation, or of the successor Corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled upon such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the

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rights of the holders of the Series B after the reorganization, merger, consolidation, or sale to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B) shall be applicable after that event as nearly equivalent as may be practicable.

         (e) No Impairment. The Corporation will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, consolidation, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

         (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion and subsequent exchange into Common Stock of the Series B.

         (g) Notices of Record Date. In the event the Corporation shall propose at any time:

            (i) To declare any dividend or distribution upon its Common Stock whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

            (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or any other securities or property, or to receive any other rights;

            (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

            (iv) to merge with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Series B at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock

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shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above. With regard to the matters referenced in (iii) and (iv) above, such written notice shall describe the material terms and conditions of the proposed transaction.

         (h) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common and Common Stock solely for the purpose of effecting the conversion of the shares of the Series B and subsequent exchange of the Class B Common into shares of Common Stock, such number of its shares of Class B Common and Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B and subsequent exchange of Class B Common into Common Stock; and if at any time the number of authorized but unissued shares of Class B or Common Stock, as the case may be, shall not be sufficient to effect the conversion and exchange of all then outstanding shares of the Series B, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class B or Common Stock, as the case may be, to such number of shares as shall be sufficient for such purpose, including without limitation using its best efforts to obtain the requisite shareholder approval for any necessary amendment to its Amended and Restated Certificate of Incorporation.

        5. Redemption.
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         (a) Redemption Right. Shares of Series B (as appropriately adjusted for any subsequent stock splits, stock dividends, combinations, reclassifications and the like) shall be redeemable in whole or in part, pro rata, at the option of the Corporation (the "Redemption Right") by resolution of its Board of Directors at any time, or from time to time, upon 30 days' notice to the holder (the "Notice Date"), if the closing price of the Common Stock is greater than or equal to $2.8688. The redemption price (the "Redemption Price") shall equal a percentage (the "Applicable Percentage") of the Original Issue Price plus accrued and unpaid dividends thereon up to and including the date for redemption. For the period beginning on the Closing Date and ending on the one year anniversary of the Closing Date, the Applicable Percentage shall be 110%; for the period beginning from the one year anniversary of the Closing Date and ending on the two year anniversary of the Closing Date, the Applicable
Percentage shall be 115%; and for the period beginning from the two year anniversary of the Closing Date, the Applicable Percentage shall be 120%.

         (b) Mechanics of Redemption. The Redemption Right shall be exercisable by written notice delivered to the holder of the Series B. The notice shall indicate the number of Series B shares to be redeemed and the date on which the redemption is to be effected. The holder shall, prior to the close of business on the date specified for redemption, deliver the certificate or certificates to be redeemed, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B. The Corporation shall, as soon as practicable after such delivery, deliver a check to the holder an amount equal to the Redemption Price, provided, however, that the Corporation shall not be obligated to pay the holder unless either the certificates evidencing the shares of Class B are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and

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executes an agreement satisfactory to the Corporation to indemnify the
Corporation from any loss incurred by it in connection with such certificates.

         6. Voting. The holders of Series B shall not be entitled to notice of,
            ------
or to vote at, any meeting of the stockholders of the Corporation nor to vote upon any matter relating to the business affairs of the Corporation.

         The shares of Series B shall not have any relative powers, preferences and rights, nor any qualifications, limitations or restrictions thereof, other than as set forth herein or in the Amended and Restated Certificate of Incorporation of the Corporation.

         IN WITNESS WHEREOF, we have hereunto set out hands as President and Secretary, respectively, of the Corporation this July 29, 1999 and we hereby affirm that the foregoing Certificate is our act and deed and the act and deed of the Corporation and that the facts stated therein are true.


                                                    /s/ Kevin D. Moran
                                              -------------------------------
                                                        Kevin D. Moran


                                                   /s/ Leslie J. Alvarez
                                              -------------------------------
                                                       Leslie J. Alvarez

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